Filed pursuant to Rule 424(b)(5)
Registration No. 333-256632

SUPPLEMENT NO 1. DATED JUNE 24, 2022

TO PROSPECTUS SUPPLEMENT DATED June 21, 2021

(To Prospectus dated June 14, 2021)

Meta Materials Inc.

This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated June 21, 2021 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the accompanying Prospectus dated June 14, 2021 (the “Prospectus”). This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On June 21, 2021, we entered into an Amended and Restated Sales Agreement (the “A&R Sales Agreement”) with Roth Capital Partners, LLC (“Roth”) relating to shares of our common stock offered by the Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the A&R Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $250,000,000 from time to time through Roth, acting as our sales agent, pursuant to at-the-market transactions (the “ATM”). As of the date of this Supplement, we have sold an aggregate of 16,185,805 shares of our common stock pursuant to the A&R Sales Agreement for aggregate gross proceeds of approximately $137.5 million.

The purpose of this Supplement is to suspend the ATM and to terminate the continuous offering by us under the Prospectus Supplement effective on June 24, 2022. We will not make any sales of our common stock pursuant to the A&R Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the A&R Sales Agreement remains in full force and effect.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 to Prospectus Supplement is June 24, 2022.